BLUE BIRD REPORTS FISCAL 2022
FOURTH QUARTER AND FULL YEAR RESULTS;
RECORD EV SALES AND BACKLOG;
POSITIONED FOR A STRONG RECOVERY IN FISCAL 2023

Net Sales of $801M and GAAP Net Loss of $46M
Adjusted EBITDA of $(15)M with 6,822 Buses Sold
Robust Backlog of $600M+ and 5,000+ Units
850+ EVs on the Road
FY2023 Guidance Announced with Adj. EBITDA of ~$40M

MACON, Ga. (December 12, 2022) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2022 fourth quarter and full year results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended October 1, 2022	B/(W) 2021	Fiscal Year Ended October 1, 2022	B/(W) 2021
Unit Sales	2,016	105	6,822	143
GAAP Measures:
Revenue	$257.7	$65.5	$800.6	$116.6
Net Loss	$(23.1)	$(20.7)	$(45.8)	$(45.5)
Diluted Loss per Share	$(0.72)	$(0.63)	$(1.48)	$(1.46)
Non-GAAP Measures[1]:
Adjusted EBITDA	$(16.4)	$(24.0)	$(14.7)	$(48.8)
Adjusted Net Loss	$(21.4)	$(23.4)	$(36.0)	$(44.6)
Adjusted Diluted Loss per Share	$(0.66)	$(0.73)	$(1.15)	$(1.46)
1 Reconciliation to relevant GAAP metrics shown below

“During a challenging 2022, the Blue Bird team developed and began execution of a rigorous plan to improve operations, reduce fixed costs, and recover economics through pricing. I am confident that this plan positions the company for a significant recovery over the next several years," said Matthew Stevenson, President and CEO of Blue Bird Corporation. "In light of significant inflationary pressures experienced over the last 18 months, we were able to implement a total of 25% in price increases. In addition, we partnered with our valued dealer network and customer base to recover substantial pricing on backlog units. Demand for Blue Bird’s best-in-class school buses remains strong and we have expanded our leadership position in zero-emission school buses, seeing significant growth in both electric school bus bookings, up 85%, and firm order backlog, at more than 310 electric school buses as we ended the fiscal year. Our order backlog will grow significantly over the next several months as orders are placed with the EPA’s 2022 Clean School Bus Rebate Program, which will accelerate adoption of zero-emission student transportation across the United States.”

Added Stevenson: “Blue Bird continues to expand its portfolio of innovative products and services to develop a complete electric vehicle (EV) ecosystem for school districts, bus fleet operators, and its dealer network. This year, we launched our Blue Bird Energy Services, which provides comprehensive charging infrastructure for EV buses, including site engineering, permitting, construction, customizable hardware and software, warranties, and maintenance. We also announced a flexible Class 5-6 electric chassis which will enable a broad range of zero-emission vehicles, including last-mile delivery step vans, motorhomes, and other specialty vehicles. In addition, we announced a repower program, which will launch in 2023, for gasoline- and propane-powered Blue Bird Vision Type C school buses. All these developments clearly demonstrate that Blue Bird is well-positioned to shape the future of the student transportation industry.”

2023 Guidance Revised
"Looking back, FY2022 was an incredibly difficult year for Blue Bird. Starting in Q1 with a supplier allocation that cut our volumes approximately in half, unprecedented inflation and steel prices that almost tripled during Q2, fixed pricing on old backlog during the first half, unsuccessful production increase in Q3 and inventory accumulation, but with all the operational metrics starting to improve during Q3 and continuing in Q4” said Razvan Radulescu, CFO of Blue Bird Corporation. “However, the worst is behind us now, our turnaround is working and we expect to return to historical profitability levels during FY23, with increasing levels of revenues and performance each quarter, as shown in the forecast shared during the earnings call. We are providing full year fiscal 2023 guidance of Net Revenue of $900-1,000 million, Adj. EBITDA of $35-45 million and Adj. Free Cash Flow of $0-10 million. Additionally, we are reconfirming our long term outlook of profitable growth towards $2 billion in revenues and Adjusted EBITDA margins of 12%, or $250 million.”

Fiscal 2022 Fourth Quarter Results

Net Sales
Net sales were $257.7 million for the fourth quarter of fiscal 2022, an increase of $65.5 million, or 34.1%, from prior year period. Bus sales increased $60.6 million, reflecting a 27.6% increase in average sales price per unit, resulting from pricing actions taken by management to partially offset increases in inventory purchase costs as well as product and customer mix change, and a 5.5% increase in units booked. In the fourth quarter of fiscal 2022, 2,016 units were booked compared to 1,911 units booked for the same period in fiscal 2021. Additionally, Parts sales increased $4.8 million for the fourth quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021. This increase is primarily attributed to (a) more schools offering in-person learning during the 2021/2022 school year when compared with the 2020/2021 school year, which increased school bus units in operation and thus increased bus repair and maintenance activities and (b) pricing actions taken by management to offset increases in purchased parts costs.

Gross Profit
Fourth quarter gross profit of $4.4 million represented a decrease of $17.4 million from the fourth quarter of last year. The decrease was primarily driven by increases in manufacturing costs attributable to a) increased raw materials costs resulting from ongoing inflationary pressures, b) supply chain disruptions that resulted in higher purchase costs for components and freight and c) increased manufacturing inefficiencies resulting from the shortage of certain critical components that required more off-line labor to produce buses. As a result, at October 1, 2022, certain Bus segment inventory had an approximate $8.8 million cumulative cost in excess of net realizable value that was recognized as a loss in fiscal 2022 with no similar activity in fiscal 2021.

Net Loss
Net loss was $23.1 million for the fourth quarter of fiscal 2022, which was a $20.7 million increase compared to the same period last year. The increase in net loss was primarily driven by the $17.4 million decrease in gross profit, discussed above. Also contributing was an increase of $3.2 million in SG&A, primarily due to an increase in professional services, largely relating to several cost cutting and operational transformation initiatives.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income was $(21.4) million, representing a decrease of $23.4 million compared with the same period last year. This decrease is primarily due to the $20.7 million increase in net loss, discussed above, and a decrease in share-based compensation expense of $2.2 million related to the retirement of two members of the executive team, as the expense recorded in fiscal 2021 had no similar activity in fiscal 2022.

Adjusted EBITDA
Adjusted EBITDA was $(16.4) million, which was a decrease of $24.0 million compared with the fourth quarter last year. This decrease primarily results from the $20.7 million increase in net loss, discussed above, and a decrease in share-based compensation expense of $2.2 million related to the retirement of two members of the executive team, as the expense recorded in fiscal 2021 had no similar activity in fiscal 2022.

Full Year 2022 Results

Net Sales
Net sales were $800.6 million for the fiscal year ended October 1, 2022, an increase of $116.6 million, or 17.1%, compared with the prior year. Bus unit sales were 6,822 units for the fiscal year ended October 1, 2022 compared with 6,679 units for the same period last year. The increase in net sales is primarily due to product and mix changes as well as pricing actions taken by management in response to increased inventory purchase costs. During the first half of fiscal 2021, the COVID-19 pandemic caused many schools to shut down in-person learning, decreasing the demand for buses and related maintenance and replacement parts. However, by the third quarter of fiscal 2021, many schools began signaling a return to in-person learning by the beginning of the 2021/2022 school year (i.e., August and September 2021), resulting in a significant increase in the demand for buses and a corresponding increase in our net sales during the second half of fiscal 2021. Although schools have generally continued to conduct in-person learning and demand for buses and related parts has remained strong as indicated by our sales backlog, significant supply chain disruptions began limiting the availability of certain critical components primarily beginning towards the end of the third quarter of fiscal 2021 and continuing throughout fiscal 2022. Accordingly, such shortages have limited the number of buses the Company could produce and deliver during this time period.

Gross Profit
Full year gross profit was $36.5 million, a decrease of $35.6 million from the prior year. The decrease in gross profit is primarily due to higher cost of goods sold, which increased as a percentage of sales from 89.5% to 95.4%. This was driven by increasing inventory costs as the average cost of goods sold per unit for fiscal 2022 was 22.4% higher compared to fiscal 2021. This increase was primarily due to increases in manufacturing costs attributable to a) increased raw materials costs resulting from ongoing inflationary pressures, b) supply chain disruptions that resulted in higher purchase costs for components and freight and c) increased manufacturing inefficiencies resulting from the shortage of certain critical components that required more off-line labor to produce buses. As a result, at October 1, 2022, certain Bus segment inventory had an approximate $8.8 million cumulative cost in excess of net realizable value that was recognized as a loss in fiscal 2022 with no similar activity in fiscal 2021.

Net Loss
Net loss was $45.8 million for the fiscal year ended October 1, 2022, which was $45.5 million below the prior year. The increase in net loss was primarily driven by the $36.5 million decrease in gross profit, discussed above. Also contributing was an increase of $11.6 million in SG&A, primarily due to a $7.5 million increase in professional services, largely relating to several cost cutting and operational transformation initiatives, a $1.2 million increase in research and development expense, and a $1.1 million increase in payroll, largely resulting from merit increases for all Company employees that were effective at the beginning of fiscal 2022 and were intended to partially mitigate the impact of increasing inflation. Additionally, selling, general and administrative expenses during the first half of fiscal 2021 benefited from actions taken by management to reduce labor costs and certain discretionary spending during the early months of the pandemic with similar actions taken to reduce labor costs only during the fourth quarter of fiscal 2022 given the competitiveness of the overall labor market primarily resulting from continuing labor shortages.

Adjusted Net (Loss) Income
Year-to-date adjusted net (loss) income was $(36.0) million, $44.6 million below with the prior year. This is primarily due to the $45.5 million increase in net loss, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $(14.7) million for the fiscal year ended October 1, 2022, a decrease of $48.8 million compared to the prior year. This is primarily due to the $45.5 million increase in net loss, discussed above, and a decrease in share-based compensation expense of $2.2 million as the expense recorded in fiscal 2021 was impacted by the retirement of two members of the executive team with no similar activity in fiscal 2022.

Conference Call Details

Blue Bird will discuss its fourth quarter 2022 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 1-844-826-3035 or 1-412-317-5195

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except for share data)	October 1, 2022	October 2, 2021
Assets
Current assets
Cash and cash equivalents	$10,479	$11,709
Accounts receivable, net	12,534	9,967
Inventories	142,977	125,206
Other current assets	8,486	9,191
Total current assets	$174,476	$156,073
Property, plant and equipment, net	100,608	105,482
Goodwill	18,825	18,825
Intangible assets, net	47,433	49,443
Equity investment in affiliate	10,659	14,817
Deferred tax assets	10,907	4,413
Finance lease right-of-use assets	1,736	5,486
Other assets	1,482	1,481
Total assets	$366,126	$356,020
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$107,937	$72,270
Warranty	6,685	7,385
Accrued expenses	16,386	12,267
Deferred warranty income	7,205	7,832
Finance lease obligations	566	1,327
Other current liabilities	6,195	8,851
Current portion of long-term debt	19,800	14,850
Total current liabilities	$164,774	$124,782
Long-term liabilities
Revolving credit facility	$20,000	$45,000
Long-term debt	130,390	149,573
Warranty	9,285	11,165
Deferred warranty income	11,590	12,312
Deferred tax liabilities	—	3,673
Finance lease obligations	1,574	4,538
Other liabilities	11,107	14,882
Pension	16,024	22,751
Total long-term liabilities	$199,970	$263,894
Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at October 1, 2022 and October 2, 2021	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 32,024,911 and 27,205,269 shares outstanding at October 1, 2022 and October 2, 2021, respectively	3	3
Additional paid-in capital	173,103	96,170
Accumulated deficit	(79,512)	(33,753)
Accumulated other comprehensive loss	(41,930)	(44,794)
Treasury stock, at cost, 1,782,568 shares at October 1, 2022 and October 2, 2021	(50,282)	(50,282)
Total stockholders' equity (deficit)	$1,382	$(32,656)
Total liabilities and stockholders' equity (deficit)	$366,126	$356,020

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands of dollars except for share data)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$257,672	$192,204	$800,637	$683,995
Cost of goods sold	262,073	179,183	764,091	611,854
Gross profit	$(4,401)	$13,021	$36,546	$72,141
Operating expenses
Selling, general and administrative expenses	18,650	15,495	77,246	65,619
Operating (loss) income	$(23,051)	$(2,474)	$(40,700)	$6,522
Interest expense	(5,194)	(2,613)	(14,675)	(9,682)
Interest income	9	3	9	4
Other income, net	732	285	2,947	1,776
Loss on debt modification	(71)	—	(632)	(598)
Loss before income taxes	$(27,575)	$(4,799)	$(53,051)	$(1,978)
Income tax benefit	5,134	2,079	11,451	1,191
Equity in net (loss) income of non-consolidated affiliate	(654)	332	(4,159)	498
Net loss	$(23,095)	$(2,388)	$(45,759)	$(289)

Loss per share:
Basic weighted average shares outstanding	32,022,690	27,204,719	31,020,399	27,139,054
Diluted weighted average shares outstanding	32,022,690	27,204,719	31,020,399	27,139,054
Basic loss per share	$(0.72)	$(0.09)	$(1.48)	$(0.01)
Diluted loss per share	$(0.72)	$(0.09)	$(1.48)	$(0.01)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(in thousands)	2022	2021
Cash flows from operating activities
Net loss	$(45,759)	$(289)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	14,050	13,446
Non-cash interest expense	3,400	2,754
Share-based compensation expense	3,690	5,938
Equity in net loss (income) of non-consolidated affiliate	4,159	(498)
Loss (gain) on disposal of fixed assets	15	(679)
Impairment of fixed assets	1,354	—
Lower of cost or net realizable value loss	8,752	—
Deferred income tax benefit	(11,071)	(925)
Amortization of deferred actuarial pension losses	3,768	1,861
Loss on debt modification	632	598
Changes in assets and liabilities:
Accounts receivable	(2,567)	(2,345)
Inventories	(26,523)	(68,684)
Other assets	1,913	(409)
Accounts payable	35,075	14,081
Accrued expenses, pension and other liabilities	(15,325)	(19,090)
Total adjustments	$21,322	$(53,952)
Total cash used in operating activities	$(24,437)	$(54,241)
Cash flows from investing activities
Cash paid for fixed assets	$(6,453)	$(12,212)
Proceeds from sale of fixed assets	—	903
Total cash used in investing activities	$(6,453)	$(11,309)
Cash flows from financing activities
Revolving credit facility borrowings	$135,000	$117,000
Revolving credit facility repayments	(160,000)	(72,000)
Term loan repayments	(14,850)	(9,900)
Principal payments on finance leases	(1,132)	(1,294)
Cash paid for debt costs	(2,751)	(2,476)
Sale of common stock	75,000	—
Cash paid for common stock issuance costs	(202)	—
Proceeds from exercises of warrants	—	—
Repurchase of common stock in connection with stock award exercises	(1,708)	(517)
Cash received from stock option exercises	303	1,939
Total cash provided by financing activities	$29,660	$32,752
Change in cash and cash equivalents	(1,230)	(32,798)
Cash and cash equivalents, beginning of year	11,709	44,507
Cash and cash equivalents, end of year	$10,479	$11,709

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net loss	$(23,095)	$(2,388)	$(45,759)	$(289)
Adjustments:
Interest expense, net (1)	5,277	2,689	14,973	10,010
Income tax benefit	(5,134)	(2,079)	(11,451)	(1,191)
Depreciation, amortization, and disposals (2)	4,425	3,524	15,212	13,642
Operational transformation initiatives	1,562	(33)	7,213	189
Loss on debt modification	71	—	632	598
Share-based compensation expense	537	4,015	3,690	5,938
Product redesign initiatives	—	1,575	549	3,483
Restructuring charges	—	165	246	659
Costs directly attributed to the COVID-19 pandemic (3)	—	111	39	1,024
Other	—	40	—	40
Adjusted EBITDA	$(16,357)	$7,619	$(14,656)	$34,103
Adjusted EBITDA Margin (percentage of net sales)	(6.3)%	4.0%	(1.8)%	5.0%

(1) Includes $0.1 million for both three month fiscal periods, and $0.3 million for both the twelve months ended October 1, 2022 and October 2, 2021, respectively, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three month fiscal periods, and $1.1 million and $0.8 million for the twelve months ended October 1, 2022 and October 2, 2021, respectively, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily represents costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net cash used in operating activities	$30,014	$(40,003)	$(24,437)	$(54,241)
Cash paid for fixed assets	(1,705)	(1,908)	(6,453)	(12,212)
Free cash flow	$28,309	$(41,911)	$(30,890)	$(66,453)
Cash paid for product redesign initiatives	—	1,575	549	3,483
Cash paid for operational transformation initiatives / Other	1,562	(33)	7,213	(712)
Cash paid for restructuring charges	—	165	246	659
Cash paid for costs directly attributed to COVID-19	—	111	39	1,024
Adjusted free cash flow	29,871	(40,093)	(22,843)	(61,999)

Reconciliation of Net Loss to Adjusted Net (Loss) Income

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net loss	$(23,095)	$(2,388)	$(45,759)	$(289)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	1,234	(25)	5,698	142
Product redesign initiatives	—	1,181	434	2,612
Share-based compensation expense	424	3,011	2,915	4,454
Restructuring charges	—	124	194	494
Costs directly attributed to the COVID-19 pandemic (2)	—	83	31	768
Loss on debt modification	56	—	499	449
Other	—	30	—	30
Adjusted net (loss) income, non-GAAP	$(21,381)	$2,017	(35,987)	8,659

(1) Amounts are net of estimated statutory tax rates of 21% for three months and twelve months ended October 1, 2022, and 25% or three months and twelve months ended October 2, 2021.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Fiscal Year Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Diluted loss per share	$(0.72)	$(0.09)	$(1.48)	$(0.01)
One-time charge adjustments, net of tax benefit or expense	0.06	0.16	0.33	0.32
Adjusted diluted (loss) earnings per share, non-GAAP	$(0.66)	$0.07	$(1.15)	$0.31
Weighted average dilutive shares outstanding	32,306,574	27,590,649	31,233,401	27,509,396